EXHIBIT 16.1

March 13, 2025

United States Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, N.E.

Washington, D.C. 20549

Re:	Winvest Group Ltd.

Ladies and Gentlemen:

We have read the statements under item 4.01 in the Form 8-K dated March 13, 2025, of Winvest Group Ltd. (the ”Company”) to be filed with the Securities and Exchange Commission and we agree with such statements therein as related to our firm. We have no basis to, and therefore, do not agree or disagree with the other statements made by the Company in Form 8-K.

Sincerely Yours,

/s/ JWF Assurance PAC

Singapore